Exhibit 99.1

GLOBAL PARTNERS LP
800 South Street, Suite 500
P.O. Box 9161
Waltham, MA 02454-9161

www.globalp.com

FOR IMMEDIATE RELEASE

Contacts:
Gregory B. Hanson	Sean T. Geary
Chief Financial Officer	Chief Legal Officer and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Reports Fourth-Quarter and Full-Year 2024 Financial Results

Waltham, Mass., February 28, 2025 – Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the fourth quarter and full year ended December 31, 2024.

CEO Commentary

“2024 has been a transformative year of growth for Global Partners, strengthening our position in the U.S. liquid energy market and expanding our ability to serve our growing wholesale, retail, and commercial customer base,” said Eric Slifka, President and Chief Executive Officer. “Since late 2023, we have more than doubled our terminal count and capacity, integrating 30 additional terminals and increasing our total storage capacity by 12.1 million barrels to 22 million barrels.

“The acquisition of 25 terminals in December 2023 extended our network into Maryland, the Carolinas, Georgia, Florida, and Texas, expanding our operations to 18 states,” Slifka said. “This acquisition also included a significant 25-year take-or-pay contract with Motiva, a subsidiary of Saudi Aramco. In April 2024, we further strengthened our Northeast presence with the acquisition and integration of four additional terminals. In November, we expanded again, acquiring a 959,730-barrel liquid energy terminal in East Providence, Rhode Island, enhancing our capacity to handle larger cargo-sized vessels.

“Our diverse assets continue to perform well,” Slifka added. “With an expanded operating footprint, greater access to critical pipeline and marine networks, and a strong balance sheet, Global is well-positioned to leverage its supply, terminaling, and marketing expertise to seize growth opportunities and create long-term value for our unitholders.”

Fourth-Quarter and Full-Year 2024 Financial Highlights

Net income was $23.9 million, or $0.52 per diluted common limited partner unit, for the fourth quarter of 2024, compared with net income of $55.3 million, or $1.41 per diluted common limited partner unit, in the same period of 2023. Net income was $110.3 million, or $2.41 per diluted common limited partner unit, for full-year 2024 compared with net income of $152.5 million, or $3.76 per diluted common limited partner unit, in the same period of 2023.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $94.6 million in the fourth quarter of 2024 compared with $110.9 million in the same period of 2023. EBITDA was $389.4 million for full-year 2024 compared with $356.4 million in the same period of 2023.

Adjusted EBITDA was $97.8 million in the fourth quarter of 2024 versus $112.1 million in the same period of 2023. Adjusted EBITDA was $388.9 million for full-year 2024 versus $356.3 million in the same period of 2023.

Distributable cash flow (DCF) was $45.7 million in the fourth quarter of 2024 compared with $59.4 million in the same period of 2023. DCF was $205.8 million for full-year 2024 compared with $202.7 million in the same period of 2023.

Adjusted DCF was $46.1 million in the fourth quarter of 2024 compared with $58.8 million in the same period of 2023. Adjusted DCF was $208.0 million for full-year 2024 compared with $201.7 million in the same period of 2023.

Gross profit was $268.8 million in the fourth quarter of 2024 compared with $280.4 million in the same period of 2023. Gross profit was $1.1 billion for full-year 2024 compared with $973.6 million in the same period of 2023.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $302.0 million in the fourth quarter of 2024 compared with $305.7 million in the same period of 2023. Combined product margin was $1.2 billion for full-year 2024 compared with $1.1 billion in the same period of 2023.

Combined product margin, EBITDA, adjusted EBITDA, DCF and adjusted DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months and 12 months ended December 31, 2024, and 2023.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $213.6 million in the fourth quarter of 2024 compared with $245.4 million in the same period of 2023. Product margin from gasoline distribution was $145.7 million compared with $177.8 million in the year-earlier period, primarily reflecting lower fuel margins (cents per gallon). Product margin from station operations was $67.9 million in the fourth quarter of 2024 compared with $67.6 million in the fourth quarter of 2023.

Wholesale segment product margin was $79.8 million in the fourth quarter of 2024 compared with $51.9 million in the same period of 2023. Gasoline and gasoline blendstocks product margin increased to $38.6 million in the fourth quarter of 2024 from $25.4 million in the same period of 2023, driven primarily by the acquisition of liquid energy terminals from Motiva Enterprises LLC in December 2023 and by more favorable market conditions. Product margin from distillates and other oils was $41.2 million in the fourth quarter of 2024 compared with $26.5 million in the same period of 2023, primarily due to more favorable market conditions in distillates.

Commercial segment product margin was $8.6 million in the fourth quarter of 2024 compared with $8.4 million in the same period of 2023.

Total sales were $4.2 billion in the fourth quarter of 2024 compared with $4.4 billion in the same period of 2023, primarily due to a decrease in prices, partially offset by an increase in volume sold. Wholesale segment sales were $2.7 billion in the fourth quarters of 2024 and 2023. GDSO segment sales were $1.3 billion in the fourth quarter of 2024 compared with $1.4 billion in the same period of 2023. Commercial segment sales were $235.4 million in the fourth quarter of 2024 compared with $280.1 million in the same period of 2023.

Total volume was 1.8 billion gallons in the fourth quarter of 2024 compared with 1.6 billion gallons in the same period of 2023. Wholesale segment volume was 1.3 billion gallons in the fourth quarter of 2024 compared with 1.1 billion gallons in the same period of 2023. GDSO volume was 400.3 million gallons in the fourth quarter of 2024 compared with 404.9 million gallons in the same period of 2023. Commercial segment volume was 106.9 million gallons in the fourth quarter of 2024 compared with 110.7 million gallons in the same period of 2023.

Recent Developments

•	Global completed the integration of its previously announced acquisition of a 730-acre liquid energy terminal in East Providence, Rhode Island. The terminal features 10 product tanks with a total shell capacity of 959,730 barrels, serving as a strategic hub for storing a variety of products, including gasoline, additives, distillates, and renewable fuels.

•	Global announced a cash distribution of $0.7400 per unit ($2.96 per unit on an annualized basis) on all of its outstanding common units from October 1, 2024 through December 31, 2024. The distribution was paid on February 14, 2025 to unitholders of record as of the close of business on February 10, 2025.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2024 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies more than 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

•	compliance with certain financial covenants included in its debt agreements;

•	financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;

•	ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;

•	operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and

•	viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets, goodwill and long-lived asset impairment charges and Global’s proportionate share of EBITDA related to its joint ventures accounted for using the equity method. EBITDA and adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow and Adjusted Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of Global’s success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement (the “partnership agreement”) is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in the partnership agreement also determines Global’s ability to make cash distributions on its incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in the partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. The partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Adjusted distributable cash flow is a non-GAAP financial measure intended to provide management and investors with an enhanced perspective of the Partnership’s financial performance. Adjusted distributable cash flow is distributable cash flow (as defined in the partnership agreement) further adjusted for Global’s proportionate share of distributable cash flow related to its joint ventures accounted for using the equity method. Adjusted distributable cash flow is not used in the partnership agreement to determine the Partnership’s ability to make cash distributions and may be higher or lower than distributable cash flow as calculated under the partnership agreement.

Distributable cash flow and adjusted distributable cash flow should not be considered as alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, the Partnership’s distributable cash flow and adjusted distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sales	$4,186,238	$4,409,112	$17,163,566	$16,492,174
Cost of sales	3,917,410	4,128,715	16,105,670	15,518,534
Gross profit	268,828	280,397	1,057,896	973,640

Costs and operating expenses:
Selling, general and administrative expenses	79,427	81,302	292,073	273,733
Operating expenses	128,092	115,951	515,327	450,627
Amortization expense	2,129	2,017	8,275	8,136
Net loss (gain) on sale and disposition of assets	1,115	(485)	(9,494)	(2,626)
Long-lived asset impairment	-	-	492	-
Total costs and operating expenses	210,763	198,785	806,673	729,870

Operating income	58,065	81,612	251,223	243,770

Other income (loss) and (expense):
Income (loss) from equity method investments	358	119	(1,514)	2,503
Interest expense	(34,417)	(20,668)	(134,773)	(85,631)

Income before income tax expense	24,006	61,063	114,936	160,642

Income tax expense	(148)	(5,785)	(4,609)	(8,136)

Net income	23,858	55,278	110,327	152,506

Less: General partner's interest in net income, including incentive distribution rights	4,288	3,227	15,344	9,908
Less: Preferred limited partner interest in net income	1,781	3,921	9,575	14,559
Less: Redemption of Series A preferred limited partner units	-	-	2,634	-

Net income attributable to common limited partners	$17,789	$48,130	$82,774	$128,039

Basic net income per common limited partner unit (1)	$0.53	$1.42	$2.45	$3.77

Diluted net income per common limited partner unit (1)	$0.52	$1.41	$2.41	$3.76

Basic weighted average common limited partner units outstanding	33,708	33,929	33,840	33,970

Diluted weighted average common limited partner units outstanding	34,328	34,080	34,339	34,039

(1)  Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses.  Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest.  Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$8,208	$19,642
Accounts receivable, net	472,591	551,764
Accounts receivable - affiliates	6,250	8,142
Inventories	594,072	397,314
Brokerage margin deposits	20,135	12,779
Derivative assets	13,710	17,656
Prepaid expenses and other current assets	92,414	90,531
Total current assets	1,207,380	1,097,828

Property and equipment, net	1,706,605	1,513,545
Right of use assets, net	302,199	252,849
Intangible assets, net	18,683	20,718
Goodwill	421,913	429,215
Equity method investments	92,709	94,354
Other assets	38,709	37,502

Total assets	$3,788,198	$3,446,011

Liabilities and partners' equity
Current liabilities:
Accounts payable	$509,975	$648,717
Working capital revolving credit facility - current portion	129,500	16,800
Lease liability - current portion	56,780	59,944
Environmental liabilities - current portion	7,704	5,057
Trustee taxes payable	66,753	67,398
Accrued expenses and other current liabilities	223,304	179,887
Derivative liabilities	6,105	4,987
Total current liabilities	1,000,121	982,790

Working capital revolving credit facility - less current portion	100,000	-
Revolving credit facility	167,000	380,000
Senior notes	1,186,723	742,720
Lease liability - less current portion	251,745	200,195
Environmental liabilities - less current portion	91,367	71,092
Financing obligations	134,475	138,485
Deferred tax liabilities	63,548	68,909
Other long-term liabilities	76,606	61,160
Total liabilities	3,071,585	2,645,351

Partners' equity	716,613	800,660

Total liabilities and partners' equity	$3,788,198	$3,446,011

GLOBAL PARTNERS LP

FINANCIAL RECONCILIATIONS

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of gross profit to product margin:
Wholesale segment:
Gasoline and gasoline blendstocks	$38,605	$25,366	$181,802	$105,165
Distillates and other oils	41,200	26,521	110,430	96,747
Total	79,805	51,887	292,232	201,912
Gasoline Distribution and Station Operations segment:
Gasoline distribution	145,672	177,817	578,737	558,516
Station operations	67,914	67,584	281,745	276,040
Total	213,586	245,401	860,482	834,556
Commercial segment	8,655	8,412	31,354	31,722
Combined product margin	302,046	305,700	1,184,068	1,068,190
Depreciation allocated to cost of sales	(33,218)	(25,303)	(126,172)	(94,550)
Gross profit	$268,828	$280,397	$1,057,896	$973,640

Reconciliation of net income to EBITDA and adjusted EBITDA:
Net income	$23,858	$55,278	$110,327	$152,506
Depreciation and amortization	36,180	29,138	139,685	110,090
Interest expense	34,417	20,668	134,773	85,631
Income tax expense	148	5,785	4,609	8,136
EBITDA	94,603	110,869	389,394	356,363
Net loss (gain) on sale and disposition of assets	1,115	(485)	(9,494)	(2,626)
Long-lived asset impairment	-	-	492	-
(Income) loss from equity method investments (1)	(358)	(119)	1,514	(2,503)
EBITDA related to equity method investments (1)	2,455	1,870	6,987	5,030
Adjusted EBITDA	$97,815	$112,135	$388,893	$356,264

Reconciliation of net cash provided by operating activities to EBITDA and adjusted EBITDA:
Net cash provided by operating activities	$67,247	$169,416	$31,600	$512,441
Net changes in operating assets and liabilities and certain non-cash items	(7,209)	(85,000)	218,412	(249,845)
Interest expense	34,417	20,668	134,773	85,631
Income tax expense	148	5,785	4,609	8,136
EBITDA	94,603	110,869	389,394	356,363
Net loss (gain) on sale and disposition of assets	1,115	(485)	(9,494)	(2,626)
Long-lived asset impairment	-	-	492	-
(Income) loss from equity method investments (1)	(358)	(119)	1,514	(2,503)
EBITDA related to equity method investments (1)	2,455	1,870	6,987	5,030
Adjusted EBITDA	$97,815	$112,135	$388,893	$356,264

Reconciliation of net income to distributable cash flow and adjusted distributable cash flow:
Net income	$23,858	$55,278	$110,327	$152,506
Depreciation and amortization	36,180	29,138	139,685	110,090
Amortization of deferred financing fees	1,873	1,517	7,449	5,651
Amortization of routine bank refinancing fees	(1,194)	(1,193)	(4,774)	(4,700)
Maintenance capital expenditures	(14,985)	(25,388)	(46,889)	(60,838)
Distributable cash flow (2)(3)	45,732	59,352	205,798	202,709
(Income) loss from equity method investments (1)	(358)	(119)	1,514	(2,503)
Distributable cash flow from equity method investments (1)	772	(432)	661	1,509
Adjusted distributable cash flow	46,146	58,801	207,973	201,715
Distributions to preferred unitholders (4)	(1,781)	(3,921)	(9,575)	(14,559)
Adjusted distributable cash flow after distributions to preferred unitholders	$44,365	$54,880	$198,398	$187,156

Reconciliation of net cash provided by operating activities to distributable cash flow and adjusted distributable cash flow:
Net cash provided by operating activities	$67,247	$169,416	$31,600	$512,441
Net changes in operating assets and liabilities and certain non-cash items	(7,209)	(85,000)	218,412	(249,845)
Amortization of deferred financing fees	1,873	1,517	7,449	5,651
Amortization of routine bank refinancing fees	(1,194)	(1,193)	(4,774)	(4,700)
Maintenance capital expenditures	(14,985)	(25,388)	(46,889)	(60,838)
Distributable cash flow (2)(3)	45,732	59,352	205,798	202,709
(Income) loss from equity method investments (1)	(358)	(119)	1,514	(2,503)
Distributable cash flow from equity method investments (1)	772	(432)	661	1,509
Adjusted distributable cash flow	46,146	58,801	207,973	201,715
Distributions to preferred unitholders (4)	(1,781)	(3,921)	(9,575)	(14,559)
Adjusted distributable cash flow after distributions to preferred unitholders	$44,365	$54,880	$198,398	$187,156

(1) Represents the Partnership's proportionate share of income (loss), EBITDA and distributable cash flow, as applicable, related to the Partnership's interests in its equity method investments.

(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3) Distributable cash flow includes a net (loss) gain on sale and disposition of assets and long-lived asset impairment of ($1.1 million) and $0.5 million for the three months ended December 31, 2024 and 2023, respectively, and $9.0 million and $2.6 million for the twelve months ended December 31, 2024 and 2023, respectively. Distributable cash flow also includes income (loss) from equity method investments of $0.3 million and $0.1 million for the three months ended December 31, 2024 and 2023, respectively, and ($1.5 million) and $2.5 million for the twelve months ended December 31, 2024 and 2023, respectively.

(4) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year. On April 15, 2024, all of the Partnership's Series A preferred units were redeemed and are no longer outstanding.